Exhibit 10.2
                                                   Pittway Corporation
                                                   March 31, 1999
                                                   Form 10-Q


                                AMENDMENT
                                   TO
                          EMPLOYMENT AGREEMENT

          AMENDMENT made as of March 18, 1999 between Pittway
Corporation, a Delaware corporation (the "Company"), and Edward J. Schwartz ("Executive").

          The Company and Executive are parties to an Employment
Agreement made as of January 1, 1998 (the "Existing Employment
Agreement"). The Company and Executive desire to amend the Existing Employment Agreement.

          Accordingly, the Company (pursuant to authorization from the Compensation Committee of its Board of Directors) and Executive agree as follows:

          Clause (iii) of paragraph 3(g) of the Existing Employment Agreement is amended and restated to read as follows:

    (iii) participation in the Pittway Corporation Supplemental Executive Retirement Plan effective January 1, 1996 (the "SERP"), a copy of which, as currently in effect, is attached hereto as Exhibit A, with the beginning date for accrual of a benefit being January 1, 1995 and with the following modifications (A) in the event Executive becomes entitled, and so long as Executive remains entitled, to a monthly benefit under section 2.4 of the SERP on account of accruals under section 2.2 thereof, the amount of such monthly benefit (if paid on a life annuity basis commencing upon Executive's attainment of age 65 years) shall be increased by an amount equal to the additional monthly benefit that would have been payable on such basis pursuant to the Pittway Corporation Retirement Plan had Executive commenced participation in that Plan on October 1, 1979 rather than on July 1, 1987 and had his total cash compensation from Standard Shares, Inc. for any plan year or fraction under that Plan occurring between such dates been treated for purposes of that Plan as having been earned from the Company during such plan year or fraction, and the aggregate benefit shall be payable as provided in section 2.4 of the SERP, and (B) if Executive dies prior to his supplemental retirement benefit commencement date under the SERP and has a spouse (as defined in section 2.7 thereof) at the time of his death, such spouse shall be entitled to an additional monthly benefit pursuant to section 2.6 of the SERP calculated based on such aggregate benefit (rather than on the monthly benefit on account of accruals under section 2.2 of the SERP).

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

                                         PITTWAY CORPORATION
                                         By  /s/ King Harris
                                         Its  President

                                          /s/ Edward J. Schwartz
                                         EDWARD J. SCHWARTZ